UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported):  January 4, 2010

IRIS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11181	94-2579751
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9172 Eton Avenue
Chatsworth, CA 91311
(Address of Principal Executive Offices/Zip Code)

(818) 709-1244
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))
☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Rick Timmins to the Board

Effective January 4, 2010, our board of directors increased the size of the board from eight directors to nine, and appointed Rick Timmins (age 57) as a director to fill the vacancy created upon the expansion in the size of the board.  Mr. Timmins also was appointed to the board’s audit committee.  Mr. Timmins will receive an annual retainer of $42,000 for board service, an annual retainer of $10,500 for service on the audit committee, and a travel stipend of $1,250 per day for travel of more than four hours when attending board and committee meetings.  Upon his appointment, Mr. Timmins also received (a) an initial award of equity compensation with a value of approximately $100,000, 25% in the form of common stock and 75% in the form of non-qualified stock options with a term of 10 years, which options vest over a one year period and (b) an annual award of equity compensation paid to non-employee directors, pro rated for the remaining portion of the board’s one year term, with a value of approximately $41,666, 25% in the form of common stock and 75% in the form of non-qualified stock options with a term of 10 years, which options vest over the remaining portion of the board’s one year term.

Mr. Timmins is a former Vice President-Finance of Cisco Systems, Inc. (Nasdaq:CSCO) and Motorola Inc. (NYSE:MOT). While at Cisco, from 1996 through 2007, he served in positions of increasing responsibility including Corporate Controller and Vice President of Cisco Sales Finance, where he led a 400-person finance team for this $35 billion Dow Jones Industrial component company.  Prior to Cisco, Mr. Timmins held various senior executive finance roles with Motorola, where he served last as Vice President-Finance of Motorola Semiconductor MPU and MCU Groups, leading finance organizations which partnered with the largest parts of Motorola's semiconductor group, including manufacturing, design, sales and marketing on a global basis. Before that, as Vice President-Finance for Motorola Japan, he was responsible for all of Motorola's finance functions in Japan at a time when revenues at Motorola Japan grew 13-fold to $2.3 billion from $180 million.

Mr. Timmins currently serves as a member of the board of directors and lead director for Ultratech, Inc. (Nasdaq:UTEK), a $100 million leading supplier of lithography and laser-processing systems used to manufacture semiconductor devices. He is also Chairman of Ultratech’s audit committee and is a member of its compensation committee.  He also serves on the board of Treaty Oak Bank (OTCBB:TOAK), an independently operated bank in Austin, Texas with more than $115 million in assets.

Mr. Timmins, a Certified Public Accountant, received his Bachelor of Science degree in Accounting and Finance from the University of Arizona in 1973, and his Master of Business Administration from St. Edward's University in June 1979, where he currently serves as a member of the Business School Advisory Board.  He resides in Austin, Texas.

Prior to his appointment as a member of our board of directors, Mr. Timmins did not have any material relationship with us and no such relationship is currently proposed.  Mr. Timmins does not have any family relationships with any of our other directors or executive officers.  There are no understandings or arrangements between Mr. Timmins and any other person pursuant to which Mr. Timmins was selected as a director.

A press release announcing Mr. Timmins’ appointment to the board was issued by us on January 5, 2010, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Press release dated January 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIS INTERNATIONAL, INC.

Date: January 6, 2010	By:	/s/ Peter L. Donato
Peter L. Donato
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated January 5, 2010.